Exhibit 10.1

ASSET AND BUSINESS ACQUISITION AGREEMENT

This ASSET AND BUSINESS ACQUISITION AGREEMENT (this "AGREEMENT") is entered into as of July 11, 2013 and comes into effect on the same day by and between the following two Parties:

(1)	FREEBUTTON, INC., a Nevada corporation; and
(2)	MEDIARHYTHM GROUP, INC., a **** corporation.

WHEREAS, MEDIARHYTHM owns a marketing and advertising business, and related trademarks and website;

WHEREAS, MEDIARHYTHM has the intention to transfer the assets and business to FREEBUTTON, and FREEBUTTON has the intention to acquire the same from MEDIARHYTHM.

NOW, THEREFORE, upon friendly consultation, the Parties hereby enter into this Agreement as follows:

1.	TRANSFER OF THE ASSETS AND BUSINESS CONTRACTS

1.1.	In accordance with the terms and conditions herein, MEDIARHYTHM agrees to transfer to FREEBUTTON all assets in relation to MEDIARHYTHM’s business.

2.	PURCHASE PRICE AND ALLOCATION.

2.1.	Purchase Price. The purchase price for the Assets to be purchased hereunder shall be Four Hundred and Twenty Thousand and 00/100 Dollars ($420,000) (“Purchase Price”).

2.2.
Allocation. The Purchase Price shall be allocated among the Assets, including Accounts Receivable, in accordance with Schedule 1(a). MEDIARHYTHM and FREEBUTTON jointly shall complete and separately file Form 8594 with their respective federal income tax returns for the tax year in which the Closing Date occurs in accordance with such allocation and the IRS guidelines, and neither Party shall, without the written consent of the other, take a position on any tax return or before any governmental agency charged with the collection of any such tax, or in judicial proceeding, that is in any manner inconsistent with the terms of such allocation.

3.	METHOD OF PAYMENT.

3.1.
Upon execution of this Agreement, the Purchase  Price shall be paid in twenty-four (24) equal monthly installments commencing on the first day of August, 2013 of Seventeen Thousand Five Hundred and 00/100 Dollars ($17,500) each and a final payment on the first day of August, 2015 of Seventeen Thousand Five Hundred and 00/100 Dollars ($17,500) pursuant to the terms and conditions of a promissory note, attached hereto as Exhibit A, and made a part hereof (the “Note”). The Note shall bear no interest.

4.	REPRESENTATIONS AND WARRANTIES

4.1.	Each Party represents and warrants respectively to the other as follows:

4.1.1.	Each Party is a company duly incorporated, has the capacity and power requisite for a company, and has taken all necessary actions for the execution and performance of this Agreement.

4.1.2.
The performance of the transaction completed hereunder is not subject to the consent, approval or order of any governmental authorities or any other third parties, not is it subject to any conditions precedent as registration with, qualification verification by or document delivery to any governmental authorities or any other third parties.

5.	GENERAL PROVISIONS

5.1.	Costs. The Parties shall bear their respective costs incurred hereunder.

5.2.
Counterparts This Agreement may be executed in two (2) or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together will constitute an integral party of this Agreement.

IN WITNESS HEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the date first hereinabove mentioned.

	FREEBUTTON, INC.		MEDIARHYTHM

By:	/s/ James Edward Lynch, Jr.	By:	/s/ James Edward Lynch, Jr.
	James Lynch		James Lynch
Its:	CEO	Its:	President

By:	/s/ Dallas James Steinberger
Dallas Steinberger
Its:	COO

EXHIBIT A

PROMISSORY NOTE

$420,000.00	San Diego, CA
July 11, 2013

FOR VALUE RECEIVED, FreeButton, its successors and assigns (“Maker”), hereby promises to pay to the order of MediaRhythm (“Holder”), in immediately available funds, the sum of Four Hundred and Twenty Thousand and 00/100 Dollars ($420,000), payable in Twenty Four (24) equal monthly installments commencing on the first  day of August, 2013 of Seventeen Thousand and Five Hundred and 00/100 Dollars ($17,500) each and a final payment on the first day of August 2015 of Seventeen Thousand and Five Hundred and 00/100 Dollars ($17,500). This Note shall bear no interest. Installments under this Note shall be made in accordance with the amortization schedule attached hereto as Schedule 1, and made a part hereof.

1.	Acceleration Upon Default. At the option of the Holder, this Note shall become immediately due and payable upon the occurrence of any of the following events of default:

a.	The failure of Maker to make payment of the principal or interest due under this Note within ten (10) days after receipt by Maker of written notice from Holder that an installment is past due;

b.
The insolvency of Maker, the appointment of a receiver of its assets, or the institution of any involuntary proceeding under any bankruptcy or insolvency law relating to the relief of debtor for the readjustment or relief of any indebtedness of Maker, whether as a reorganization, composition, extension or otherwise, which involuntary proceeding is not terminated, dismissed or concluded in a manner not adverse to Maker within ninety (90) days of the commencement of such proceeding; or

c.	The filing by Maker of an application or an assignment for the benefit of creditors or for taking advantage of the same under any bankruptcy or insolvency law.

2.
Prepayment. Maker shall have the right to prepay all or any portion of the principal balance due under this Note at anytime without premium or penalty. Except as set forth above, Holder shall not have any the right to require prepayment of the principal balance due under this Note.

3.
Waiver. No delay or omission on the part of Holder in exercising any right hereunder shall operate as a waiver of such right or of any other right under this Note. A waiver of any right or remedy on one occasion shall not be construed as a waiver of any right or remedy on any future occasion.

4.	Attorneys’ Fees. The Holder shall be entitled to collect all costs and reasonable attorneys’ fees incurred by Holder in enforcing his rights under this Note.

5.
Notice. All notices, demands and requests given or required to be given by any party hereto to the other party shall be made in writing and shall be deemed to have been properly given, made or served only if sent by registered or certified mail, postage prepaid, addressed to the other party his or its last known address, or such other address as the parties shall give prior notice.

6.	Negotiability. This Note is fully negotiable and may be assigned, transferred or set over by Holder or Maker.

7.
Reference. Any reference herein to the Holder shall be deemed to include and apply to any subsequent holder of this Note. Any reference herein to the Maker shall be deemed to include and apply to every person now or hereafter liable upon this Note.

8.
Jurisdiction. This Note shall be deemed to have been made under and shall be governed by the laws of the State of California in all respects, including matters of construction, validity and performance and none of its terms or provisions may be waived, altered, modified or amended except as Holder may consent thereto in writing duly signed for and on his behalf.

9.
Right of Setoff. Maker shall be entitled to the right of setoff against any or part of any installment due Holder hereunder for any sums owing or hereafter becoming payable to Maker from or by Holder for any reason whatsoever in accordance with the Asset Purchase Agreement by and between Maker and Holder dated July __, 2013.

MAKER

By: s/ Dallas James Steinberger

Dallas Steinberger, Chief Operating Officer

Schedule 1A

Assets

The following Assets shall be included in the sale from Seller to Purchaser:

•	All MediaRhythm accounts receivable:

•	MediaRhythm trademarks and website;

•	MediaRhythm intellectual property: